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                                                                    EXHIBIT 99.3


                           [ADVEST, INC. LETTERHEAD]



                                 March 13, 2000


Board of Directors
American Bancshares, Inc.
4502 Cortez Road West
Bradenton, Florida  34210-2081


Members of the Board:

         American Bancshares, Inc. ("American") and Gold Banc Corporation, Inc. ("Gold") have entered into an Agreement and Plan of Reorganization dated September 6, 1999 and subsequently amended on January 24, 2000 (together, the "Agreement"), pursuant to which American will merge with and into an Acquisition Subsidiary of Gold (as defined in the Agreement), with the Acquisition Subsidiary becoming the surviving corporation (the "Merger").

         The Agreement provides that each outstanding share of American common stock issued and outstanding at the Effective Time (as defined in the Agreement) will be effectively exchanged into the number of shares of Gold (through the Acquisition Subsidiary), par value $1.00, determined using the exchange ratio (the "Exchange Ratio") as follows:

         (i) if the Average Gold Banc Stock Price (as defined in the Agreement) is equal to or greater than $13.75, the Exchange Ratio shall be $18.l8 divided by $13.75;

         (ii) if the Average Gold Banc Stock Price is greater than or equal to $11.00 but less than or equal to $13.75, the Exchange Ratio shall be determined by dividing $18.18 by the Average Gold Banc Stock Price, with the Exchange Ratio being rounded to four decimal places;

         (iii) if the Average Gold Banc Stock Price is less than $11.00, the Exchange Ratio shall be $18.18 divided by $11.00; and

         (iv) if the Average Gold Banc Stock Price is less than $9.25, American has the right to either renegotiate a revised Exchange Ratio with Gold or terminate the transaction, during the period commencing on the Determination Date (as defined in the Agreement) and ending on March 31, 2000.

         The Average Gold Banc Stock Price, for purposes of the Agreement, is calculated to be $7.80 per share.

         American will pay Gold upon demand a termination fee of $3,000,000 (three million dollars) if this agreement is terminated pursuant to certain terms in the Agreement.

              Fractional shares will be rounded to three decimal places pursuant to Section 2.7(b) of the Agreement.




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         The terms and conditions of the proposed transaction are described in further detail in the Agreement. The Agreement was considered, and the Merger was approved, by the shareholders of American and Gold, at separate shareholders meetings, on March 13, 2000, and the Merger is expected to be consummated on or about March 20, 2000.

         You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the shareholders of American.

         In arriving at the opinion set forth below, we have, among other things:

         - reviewed the Agreement dated September 6, 1999 and amended on January 24, 2000, and the exhibits and schedules thereto;

         - reviewed the Annual Reports on Form 10-K for Gold for the years ended December 31, 1998 and 1997, and the Annual Report on Form 10-KSB for Gold for the year ended December 31, 1996;

         - reviewed the Annual Report on Form 10-K for American for the year ended December 31, 1998 and the Annual Reports on Form 10-KSB for American for the years ended December 31, 1997 and 1996;

         - reviewed the Quarterly Reports on Form 10-Q for American and Gold for the periods ended September 30, 1999, June 30, 1999 and March 31, 1999;

         - reviewed press releases for American and Gold announcing their respective earnings for the three and twelve months ended December 31, 1999;

         - reviewed comparative financial and operating data on the banking industry and certain institutions which we deemed to be comparable to each of American and Gold individually;

         - reviewed the historical market prices and trading activity for the common stock of each of American and Gold relative to other publicly traded companies which we deemed to be comparable to each company;

         - reviewed the pro forma impact of the Merger on American and Gold and the contribution of American and Gold to the new pro forma combined entity on the basis of a number of key financial categories in relation to pro forma ownership;

         - reviewed certain bank mergers and acquisitions on a state, regional and nationwide basis for institutions which we deemed to be comparable to American and compared the proposed consideration with the consideration paid in such other mergers and acquisitions;



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         -        conducted limited discussions with members of senior
                  management of each of American and Gold concerning the financial condition, business and prospects of each respective company;

         -        reviewed the Proxy Statement-Prospectus; and

         - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

         We have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for purposes of this opinion, and we have not independently verified such information nor have we undertaken an independent evaluation of the assets and liabilities of American or Gold. Further, our opinion assumes that the Merger will be consummated in accordance with the terms of the Agreement without material waiver or modification. Advest has been retained by the Board of Directors of American to act as financial advisor to American with respect to the Merger and will receive a fee for its services including a fee for this opinion.

         Advest has served as lead managing underwriter for two separate offerings of common stock and two offerings of trust preferred securities for Gold and, from time to time, provides strategic and advisory services to Gold in relation to financial planning and acquisition analysis. Advest is not engaged by Gold with respect to the Merger and will not receive any fee from Gold thereby.

         This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter, and is directed to the Board of Directors of American. We have assumed for purposes of this opinion that there has been no material change in the financial condition of either American or Gold from that reflected in the Form 10-Q for the three and nine months ended September 30, 1999 filed with the Securities and Exchange Commission for each company, with the exception the following: (i) Gold's acquisitions of CountryBanc Holding Company, Edmond, Oklahoma, First Business Bancshares, Inc., Kansas City, Missouri, and DSP Investments Limited, LaCygne, Kansas, (ii) American's recording an extraordinary provision for loan losses, and incurring significant securities losses, in the fourth quarter of 1999 in order to satisfy the financial conditions to closing set forth in the Agreement, and (iii) Gold incurring approximately $3.1 million in one-time expenses, after tax, in the fourth quarter of 1999 in relation to certain consolidation and repositioning costs.

         In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of American.

                                    Very truly yours,

                                    Advest, Inc.

                                    By: /s/ Thomas G. Rudkin
                                        ----------------------------------------
                                        Thomas G. Rudkin
                                        Managing Director